Exhibit 99.1
For Release at 7:00 AM Eastern on March 27, 2008
DSW INC. REPORTS 2007 FOURTH QUARTER AND FISCAL YEAR
FINANCIAL RESULTS
COLUMBUS, Ohio, March 27, 2008/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $1.1 million on net sales of $332.5 million for the thirteen-week fourth quarter ended February 2, 2008, compared with net income of $16.6 million on net sales of $329.1 million for the fourteen-week fourth quarter ended February 3, 2007. On a comparable thirteen-week basis, same store sales decreased 1.7% versus an increase of 1.0% last year.
Diluted earnings per share were $0.02 for the thirteen-week fourth quarter this year compared with $0.37 for last year’s fourteen-week fourth quarter.
Fiscal Year Results
For the fifty-two week fiscal year ended February 2, 2008, net income was $53.8 million on net sales of $1.41 billion, compared with net income of $65.5 million on net sales of $1.28 billion for the fifty-three week fiscal year ended February 3, 2007. On a comparable fifty-two week basis, same store sales decreased 0.8% versus an increase of 2.5% last year.
Diluted earnings per share for the fifty-two week fiscal year ended February 2, 2008 were $1.21 compared with $1.48 for the fifty-three week fiscal year ended February 3, 2007.
2008 Outlook
Given the current economic uncertainty, at this time the Company will not provide full-year guidance for 2008. For the first half of 2008, comparable store sales are anticipated to be negative and earnings per diluted share are anticipated to be significantly below the $0.68 per diluted share reported for the first half of last year. The Company maintains its plans to open at least 30 DSW stores during the year and to launch its online business, DSW.com.
Webcast and Conference Call
To hear the Company’s live fourth quarter and year-end earnings conference call, log on to www.DSWshoes.com today at 8:00 AM Eastern, Thursday, March 27, 2008 or call 1-800-901-5259 and reference passcode 42302709. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 86392303. An audio replay of the conference call, as well as additional financial information, will also be available at www.DSWshoes.com.

About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of March 27, 2008, DSW operated 266 stores in 37 states and supplied footwear to 379 leased locations (36 for related retailers and 343 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; our dependence on Retail Ventures, Inc. for key services; failure to retain our key executives or attract qualified new personnel; our ability to launch an e-commerce business; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Contact: DSW Investor Relations, 614-872-1474
Source: DSW Inc.

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks	Fourteen weeks	Fifty two	Fifty three
	ended	ended	weeks ended	weeks ended
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007

Net sales	$332,520	$329,052	$1,405,615	$1,279,060
Cost of sales	(259,651)	(239,765)	(1,035,480)	(912,709)

Gross profit	72,869	89,287	370,135	366,351
Operating expenses	(71,897)	(64,783)	(288,814)	(265,637)

Operating profit	972	24,504	81,321	100,714
Interest income, net	770	2,051	5,970	6,913

Earnings before income taxes	1,742	26,555	87,291	107,627
Income tax provision	(664)	(9,952)	(33,516)	(42,163)

Net income	$1,078	$16,603	$53,775	$65,464

Basic and diluted earnings per share:
Basic	$0.02	$0.38	$1.22	$1.49
Diluted	$0.02	$0.37	$1.21	$1.48

Shares used in per share calculations:
Basic	43,959	43,929	43,953	43,914
Diluted	44,118	44,309	44,273	44,222